EXHIBIT 99.1

Script of Tut Systems, Inc. conference call, hosted on July 27, 2005.

TUT SYSTEMS

Moderator: Salvatore D’Auria

July 27, 2005

7:00 am CT

Operator:	Good morning. My name is (Angela) and I will be your conference facilitator. At this time I would like to welcome everyone to the TUT Systems Second Quarter Financial Results conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

Thank you. At this time I would like to turn the conference over to Mr. Randall Gausman, Chief Financial Officer, TUT Systems. Please go ahead sir.

Randall Gausman:	Thank you and good morning. Thank you for joining our conference call to report on our second quarter 2005 business and financial results. Before I turn the call over to Sal D’Auria, our Chairman, President, and CEO, I would like to remind you that today’s conversation will contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Specifically without limitation, our expectations about our revenues, gross margin, total operating expenses, net interest expense, earnings per share, cash balances, and merger activities are forward looking statements within the meaning of the Safe Harbor.

Forward looking statements are based on management’s current expectations and beliefs and are subject to risk and uncertainties. As a result, actual results may differ materially from the forward looking statements contained herein.

Risks that relate to these forward looking statements include the risks inherent in new and developing technologies and markets, the risks that competitors will introduce rival technologies and products, and the risk that the expected financial benefits of new technology deployments will not be achieved as a result of unforeseen costs or events.

Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter our forward looking statements, whether as the result of new information, future events, or otherwise.

Now I’d like to turn the call over to Sal for his opening remarks.

Salvatore D’Auria:	Well thank you, Randy. And welcome to our early morning conference call. We are seeing strong momentum in Telco TV initiatives around the world. And we are seeing a meaningful acceleration in our business.

Q2 was a great quarter for TUT Systems for a number of reasons. First, our core video business was stronger than ever. Revenue grew 89% over a year ago and grew 37% over Q1. It was our fifth sequential quarter of revenue growth. Our sales funnel grew once again. Our backlog grew once again. We added 12 new digital head-end customers, and of those seven were master head-ins.

Number two, our opportunities with top-tier US Telco carriers has grown. All opportunities that we have discussed in the past are still in process and we have added a new incremental opportunity to the tier one carrier during the quarter.

Three, we continue to demonstrate to customers the technological leadership of our MPEG-4 AVC Solution. We now have nine MPEG-4 customers, more than anyone else in the US IOC space.

Four, partners are helping us extend our international footprint. Huawei has already sold products for us to major carriers in Asia and Eastern Europe.

Next, we closed the Copper Mountain acquisition during the quarter. That opens up many opportunities for us in both the Telco and the cable marketplace. The Astria VSP is in a number of lab tests and has already won an order with a carrier.

Last, during the quarter, or actually in the latter part of this month, we closed a PIPE transaction with a small set of good investors. This reinforced our balance sheet. We now have a business plan that is fully funded and we’re excited about the future.

And now I’d like to turn it over to Randy to talk about Q2 financials.

Randall Gausman:	Thank you Sal. Our total revenues for the second quarter and six months ending June 30, 2005, were $9.7 million and $16.7 million respectively, compared with $5.1 million and $11.3 million for the same periods ending June 30 of last year.

This represents an 88.9% increase over the second quarter of 2004 and a 37.2% increase over the first quarter of 2005 revenue of $7.1 million. As Sal previously said, this was our fifth sequential quarter of revenue growth.

Our video processing systems revenue was $6.9 million, an increase of 122% compared with the second quarter ending June 30 of 2004, and a 17% increase compared with first quarter 2005 revenue of $5.9 million.

Revenue from our broadband transport and service management products in the second quarter was $1.3 million, a 38% decrease from the second quarter of 2004, but a 9% increase compared with the first quarter of 2005.

Also in the second quarter, we had revenue of $1.5 million related to legacy product sales from our recently completed Copper Mountain Networks merger.

The increase in year over year video processing systems revenue was due primarily to continued strong growth in all parts of our video processing business. In particular, revenue from our Astria content processing and video transmission systems more than doubled compared with the same periods in 2004. This increase in our video processing revenue was primarily due to the introduction of our upgraded advanced video compression technologies, or MPEG-4, which enables our customers to deliver advanced video services.

The year over year decrease in our broadband transport and service management product revenue continues to be primarily due to customers choosing competing wireless data transmission products instead of our products. Revenue from this product line is expected to increase with the introduction of our next generation service management products later in the second half of this year.

The revenue from the legacy Copper Mountain products was due to sale of line cards to former Copper Mountain customers. We expect some legacy product sales in Q3 but at a much lesser amount. We are evaluating the future potential for additional legacy product sales.

International sales were $1.5 million or 16% of our total sales for the second quarter compared with $1.3 million or 18% in the first quarter of 2005. We had no 10% customers in the quarter but for the six months ended June 30, FTC Management Inc. accounted for 15% of our revenue.

For the quarter and six months ending June 30, 2005 our cost of goods sold was $5.8 million and $10.0 million respectively compared with $3.4 million and $8.6 million for the same periods in 2004. Cost of goods sold in the first quarter 2005 was $4.2 million.

Our gross profit for the second quarter and six months ending June 30, 2005 was $3.9 million and $6.8 million respectively compared with $1.7 million and $2.7 million for the same periods ending June 30 of last year.

Our gross margin was 40% for both the quarter and six months ending June 30, 2005 compared with 33% and 24% for the same periods ending June 30 of last year.

Excluding the Copper Mountain legacy product sales in the second quarter, our gross margin would have been 42% compared to 41% for the first quarter 2005. The legacy product sales have a lower average gross margin due to the one time write-off of costs, in costs of goods sold, for the sales backlog acquired with the Copper Mountain merger.

Operating expenses, including amortization of intangibles of $400,000, were $8.3 million for the quarter and $14.5 million including amortization of intangibles of $800,000 for the six months ending June 30, 2005.

Compared with first quarter 2005 operating expenses of $6.1 million, second quarter operating expenses increased by $2.2 million. The quarter to quarter increase was primarily due to the one time write-off of $1.2 million in transaction expenses related to the termination of the CoSine merger, an increase of R&D expenses of $600,000 related to the addition of former Copper Mountain engineering personnel in the month of June, and increased prototype material expenses of $500,000 related to the development of our Astria VSP product.

Selling and marketing expenses increased by $300,000 for product demonstration and promotion expenses. This was offset by a decrease of $400,000 in G&A expenses for the recovery of bad debts previously written off.

The net loss for the quarter was $4.5 million or 17 cents per share, basic and diluted, compared with a net loss of $3.6 million or 18 cents per share, basic and diluted, for the second quarter.

Year to date the net loss was $7.8 million and 31 cents per share compared with $8.1 million and 40 cents per share for the same period in 2004. Cash and cash equivalents totaled $10.4 million at June 30, 2005, a decrease of $2.1 million from December 31, 2004.

The net decrease in cash for the six month period was primarily due to our use of $7.6 million for operating activities and $1.1 million for the purchase of property and equipment, partially offset by $5 million bank borrowings, $1.5 million cash infusion from the Copper Mountain merger, and $100,000 from the proceeds of common stock sales to the employees.

On July 22 we completed a sale of 5.5 million shares of common stock and warrants at a price of $2.70 per share, resulting in gross proceeds of $14.9 million. Under the terms of the sale we issued 2.8 million warrants to purchase additional shares of common stock at a price of $4.25 per share. These warrants are not exercisable for six months and expire in 2010. After the closing on July 22 our cash position was $20.6 million.

Accounts receivable were $11 million at quarter end compared to $6.6 million at December 31, 2004. The increase in accounts receivable was primarily due to higher revenue in the second quarter and for unbilled receivables of $2.8 million.

Excluding the unbilled receivables, DSOs or days sales outstanding were 77 days at quarter end compared with 93 days at the end of the first quarter. At quarter end, total current liabilities were $14.5 million compared with $4.8 million at the end of December 31, 2004.

Included in total liabilities were bank borrowings of $5 million from our line of credit. Accounts payable and accrued liabilities increased by $4.5 million to $9 million even, due to an increase in the end of quarter purchases related to both operating activities and the closing balances from the Copper Mountain merger.

Now that completes my remarks about financial results and I’ll turn the call back over to Sal.

Salvatore D’Auria:	Well thanks Randy. Our core Telco TV business was very strong this quarter and the growing backlog points to a strong Q3. There are now more that 130 TUT powered video networks around the world. And during the quarter both our MPEG-2 customer base and our MPEG-4 customer base were strong.

We saw another strong quarter with 12 new digital head-end customers. We counted seven master headend customers that we haven’t talked about before. Additionally, we saw some good video trunking applications like the sales of Beijing Telcom for an application across parts of China.

We are very pleased with the progress we have made with top tier carriers in the US this quarter. You’ll remember that last time we discussed opportunities with a number of the large tier carries. We identified three distinct opportunities and I’m pleased to update you that every one of these opportunities is still active, and that we have made progress on each one of them.

These three opportunities alone continue to represent in excess of over $200 million in business for TUT over the next two to three years. Additionally, a new opportunity surfaced this quarter with a large carrier. The new incremental opportunity, with one of the same large carriers that we’ve talked about earlier, adds somewhere between $20 to $40 million to the opportunity set.

Our product entered the potential customer’s lab during the quarter and is currently in the evaluation process. We are currently working with them to understand the next steps in the process.

We believe that the carriers will be making certain decisions in the near future, possibly before the end of the quarter. Our progress to date on these top tier carriers makes us more confident that we will do business with a large carrier before the end of the year.

We’re making great progress with MPEG-4 AVC customers. To our knowledge we have not lost a master Headend IOC deal in the U.S. In fact we very much look forward to side by side shoot outs with competitors.

We believe that we have more MPEG-4 Telco wins than any company. We count nine MPEG-4 customers throughout the world. We believe we have a number of technological differentiators that customers can really appreciate that really makes a difference.

We believe that competitors need to run at much higher bit rates to achieve the same quality as our robust implementation especially with difficult action content. Additionally, we believe that the resulting output stream from our products is much better controlled constant bit rate output.

Our investment in partners is beginning to expand our international footprint. You’ll remember that in Q-1 we announced a reseller arrangement with Huawei in China. It was early in Q-2 that our first sale to two major carriers in China came through Huawei.

In a recent update meeting with Huawei we learned they have recently responded to nine formal RFPs with our Astria product. Last week we received our first order for a system in Eastern Europe with Huawei. That was the first win from that group of nine RFPs. We like partners that can really leverage our resource set.

We were very happy to close the Copper Mountain transaction and begin - to begin to address the opportunities with Astria VSP in both the Telco and cable marketplaces.

We showcased the VSP at Supercomm and the cable show in Texas. We met many interested potential customers at both the shows and gathered a large number of qualified leads.

We’ve had the VSP at a number of labs and at some labs it’s still being tested. We are happy to announce that we received this quarter our first order for an Astria VSP. And we will see our first revenue as promised in Q-3.

Again we see significant opportunities for this product with the existing Telco customers that we have, with new potential Telco customers, and with cable MSO customers. It’s a very powerful carrier class platform that we are excited about and the first application Edge Modulation is a very strong application.

And we’re also very excited about future video processing applications that will be developed for this product over time. Again this product represents significant incremental opportunity for us.

An approximately $15 million P.I.P.E. was executed earlier this month. It reinforces our balance sheet and fully funds our business plan. The investors involved have followed the company for some time and we believe them to be long term investors, very interested in the Telco TV space.

We are excited to be able to focus on executing a business plan in one of the most exciting parts of the Telcom space today.

Now back to Randy.

Randall Gausman:	Thanks Sal.

I’m now going to give our forward guidance. Remember that our forward-looking statements that I’m about to make are subject to many risks and uncertainties as described at the beginning of this call.

Further because of the high cost per unit of our headend systems if we were to sell even one less system than our forecasted number of headend sales per quarter, such a decrease in sales volume would have a material adverse impact on our revenue for that quarter.

Now as guidance for the Third Quarter of 2005, we expect that third quarter revenue from our core products excluding Copper Mountain legacy product sales to increase by approximately 10% to 13% to a range of $9 million to $9.2 million. We anticipate Copper Mountain legacy product sales of approximately a $.5 million. We estimate that our gross margin percentage will be approximately 40% for the third quarter.

We estimate third quarter operating expenses including amortization of intangibles of $400,000 will be approximately $7.7 million.

We expect net interest expense for the third quarter to be less than $50,000. We are reiterating our previous guidance that our just completed financing provides us with a fully funded business plan that will enable us to turn cash flow positive in the second half of 2006.

We expect the weighted average number of shares outstanding to be approximately 32.2 million shares for the third quarter.

At the end of the third quarter we expect the total number of shares outstanding to be 33.3 million shares.

This concludes my financial comments and guidance. As a reminder we will not be reviewing or commenting on financial models or providing additional details to our expectations after this call or during the quarter.

We also wish to remind that you TUT’s actual financial results may vary materially from our guidance due to factors that are unforeseen or whose results are unpredictable at this time.

Before I turn the call back over to Sal for additional comments, I would like to invite you to visit our website at www.tutsys.com to learn more about our exciting product line up.

Now I’ll return the call back over to Sal for his closing remarks.

Salvatore D’Auria:	Well thanks Randy.

Well in closing I’d like to say that we’re very excited about the pace of Telco TV activities around the world. It is really beginning to happen. And we are very excited about the momentum in our business. We’re excited about the Q-2 results that we just talked about.

We believe that our positioning in world class video processing and carrier class network processing is in a unique position in a very, very exciting marketplace.

You should expect to see new product announcements. You should expect to see large customer announcements. And you should expect to see new partner announcements. You should expect to see our core business grow and expect to see a positive change in our revenue profile before the end of ’05.

Again thank you for taking the time early this Wednesday morning.

Now I’d like to open it up for questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Brian Ladin with Bonanza.

Brian Ladin:	Morning.

Salvatore D’Auria:	Good morning Brian.

Brian Ladin:	Good morning, can you detail in the cost structure in Q-2 were there expenses in there that were one time in nature?

Salvatore D’Auria:	Yeah, there were a number. I think Randy touched upon those, you know, some of the biggest ones in there were the transaction fees associated with the terminated CoSine transaction which were about $1.2 million.

In addition to that as you noticed that we had a number of expenses related to accelerating some of the Astria VSP prototype builds as we thought it was most prudent to get ready for some of the potential larger opportunities there. Those were in the range of $500,000 or $600,000.

Randall Gausman:	Yes, $.5 million.

Salvatore D’Auria:	Okay, those are a couple of the largest ones there. So you can see that they, you know, those two alone are almost $2 million in one time activities.

Brian Ladin:	Okay, and in that delta in the OPEX between Q-2 and Q-3 is reflected in some of those one time equipment line items.

Salvatore D’Auria:	That’s correct, Brian.

Brian Ladin:	Okay, great. Thank you.

Salvatore D’Auria:	Good question.

Operator:	Your next question comes from the line of Steve Levy with Lehman Brothers.

Steve Levy:	Morning Sal.

Salvatore D’Auria:	Morning Steve.

Steve Levy:	Just a question here looking a little bit further out. I know that you said that you pull out the noise I think the gross margins from the core video business around 42%, if I remember.

As you get to a steady state let’s say two maybe even three years, what kind of margins do you expect out of that video business?

Salvatore D’Auria:	We think actually its going to be a very good margin business once we get into a steady state environment.

And we think that the mid 40s is more than do-able. And we think that it can actually go up from there to the 50% range over that period that you discussed.

The interesting thing about the business is that this is a very high intellectual content products and over time you’ll see more and more software applications that run on the platform that bring good value to the customer and even higher margins to us.

Steve Levy:	So let me just follow this up.

A, what does it take to get to the 50%? Is it volume? Is it more higher percentage of application software?

And if you really are going to be adding some more software, you know, why not 55%, 60%?

Salvatore D’Auria:	Well obviously we want to be as conservative, you know, as appropriate on these things. I think the key thing there is you said steady state. We’re at the early stages in a market.

You know, we have done a remarkable job of winning, particularly MPEG-4. We look at the wins with IOCs and we’re not just Number One, we think that we want every one.

We, you know, we want to be cautious about competitive pressures that as competitors try to get a foot hold in that business that again we have; we believe a significantly superior product.

So we’re just maybe being cautious in the short term. And I think that the, you know, again as we get to a steady state and we see some of the larger rollouts we may see some of those margins go up sooner than later.

Steve Levy:	Okay, thanks.

Salvatore D’Auria:	Thanks Steve.

Operator:	Your next question comes from the line of Anton Wahlman with Needham, Incorporated.

Anton Wahlman:	Hey there.

Salvatore D’Auria:	Mr. Wahlman.

Randall Gausman:	Good morning.

Anton Wahlman:	Yes, could you parcel out just a little bit your, you know, gross margin profile, you know, one, you know, in terms of your Astria business versus your in- building data transmission business?

Is there any - is there a significant difference? Or are they both around that 40 mark?

Randall Gausman:	Anton we’re - we look at the business line, as you know, on a composite basis.

And the Astria content processing product line, the video transmission product line, that revenue on a weighted average that’s the highest margin contributor to our business.

Now as we move forward into introduction of new products and what we call the Private Broadband Network or Broadband Transport, later this year we expect that will see a relative impact on our - positive impact on our margins going forward. But at this point in time we don’t break out the margins separately for each one of those.

Anton Wahlman:	No, I wasn’t looking for any detailed number.

But to interpret your answer there would it be fair to say that the Astria margins are higher than your data margins?

Randall Gausman:	Yes.

Anton Wahlman:	Okay. Now Sal you mentioned that you were still in all the large opportunities in North America.

And how would you then characterize say, I mean back in February I believe it was end of February or was it in March perhaps, March or certainly no later than beginning of April, Scientific Atlanta announced that, you know, they will be outfitting SBC with their Master Headend and some other needs and integration.

Are you saying that it is still a possibility for you to be included in that and sort of master deployment?

Salvatore D’Auria:	Yes, let me make a couple of comments.

First of all, you know, the one thing that everyone needs to internalize is that there are many pieces and parts to the various rollouts particularly with the larger carriers. And so it’s not just one box that’s being bought to build out the entire network.

If you remember that, you know, with larger carriers there are, you know, essentially sort of three levels of video processing that goes on from a Super Headend to sort of VHO, VSO kind of thing, you know, from the core to the central office with sort of a metro in between.

And within those locations there are a number of different things that go on. Specifically back to your question, you know we believe that and we’re very excited by the way that we are still making progress.

And it’s not just, you know, it’s not just in process, we’re making good progress on every single one of those opportunities.

And none of those have dropped off the list. All of those we’ve progressed on. And we believe that we have a, you know, more than fair chance to garner business from those three top Tier carriers. In addition to that as I mentioned today which we’re very excited about is that there was another opportunity that came up from the, you know, the relationship that we’re building with one of these potential carriers that, in fact, started during the quarter and was on a track that had our product in the lab and in the evaluation process during the quarter. That’s a very fast track and I think that that indicates to us the real intent of these larger carriers to rollout these services sooner than later.

So again, in summary, I’d say that, you know, it’s great to see the good progress that, you know, that people like SA have made with SBC. We still today believe that there are, you know, very good opportunities for us with, you know, with a number of these carriers.

Anton Wahlman:	Now the Astria VSP, which you could also sell in theory to a cable operator, roughly how far away do you think you are realistically for making a sales to a cable operator?

Salvatore D’Auria:	Well, you know, we, as I mentioned on this call, we, in Q2, received our first order for a number of Astria VSPs with an operator that’s using it in the cable part of their plant. So, you know, we will ship that product in Q3 and gain revenue from it in Q3. And, you know, we’re very excited at how quickly the evaluation took place on that and the customer saw the differentiation and the real economy of that product. It’s really a great product for - you know, for the cable plant side of the equation.

Anton Wahlman:	Now was that a cable operator, sort of a telco, which also has a cable plant?

Salvatore D’Auria:	Yes. In that case - it’s interesting, in that case it was; it wasn’t a pure cable company; the company was a telco with cable plant. And the interesting thing, Anton, is that as you know, a good percentage of the IOCs, I think the number is somewhere around 25% or 30%, also have cable plant in their network.

As we are very well known in the IOC space, we think that there is very good leverage for the Astria VSP with what I would call an existing customer base and we think that - and we know that we have a number of evaluations going on and we know that some of those evaluations include what I would call pure play cable MSO opportunities.

Anton Wahlman:	Yeah. So - but that’s maybe, you know, realistically six months out for additional large sort of MSOs to see something…

Salvatore D’Auria:	Well, you know, obviously, the - you know, the rule of thumb is that the larger the carrier, the longer it takes to carry things out. But, we are seeing good interest and it - the VSP really hits a price performance functionality point that is very attractive. That’s why when we - you know, we went to the cable show in Texas, which was by the way, the first time we’ve been to that show, we walked away with a number of leads from not only small cable companies but also large cable companies.

Anton Wahlman:	Now Randy, just one thing for you, you mentioned you would have interest expense in 3Q of under $50,000. As you extrapolate to a full quarter, after that say a December quarter, I mean the - are we talking about maybe $75,000 at that point or is it a higher amount?

Randall Gausman:	No. Anton, our expectation is about the same each quarter.

Anton Wahlman:	Okay. So it’s going to be sort of just under $50,000 or so.

Randall Gausman:	Yeah. Just about $50,000 I think is what we estimate.

Anton Wahlman:	Okay. And in terms of the fixed expenses, OPEX, $7.7 million including the $400,000 net amortization, as we kind of extrapolated that, should we view that as close to being a steady number? Is that, you know, for the intermediate term, meaning less color for the December quarter, is that going good, does that go up or down in terms of the fixed expenses?

Randall Gausman:	Our expectation of that would be sort of our run rate over the next, you know, couple of quarters.

Anton Wahlman:	Okay. All right. Thank you.

Salvatore D’Auria:	Thanks, Anton.

Operator:	Your next question comes from the line of Tim Savageaux with Merriman.

Tim Savageaux:	Hi. Good morning. Can you hear me?

Salvatore D’Auria:	Good morning, Tim.

Tim Savageaux:	Hi, there. A couple of questions and I - just first some on the housekeeping front. I missed the exact number for the Copper Mountain legacy revenue in the quarter. I wondered if I can get that again?

Randall Gausman:	One point five million.

Tim Savageaux:	Okay. And you may have just answered this but I’ll have to get it again anyway. From an operating expense standpoint, your $7.7 million is sort of what I - where I had you expected. But I wanted to see whether that was now a kind of steady state sustainable number or whether there is still a number of moving parts coming in from Copper Mountain?

Would you expect over time to see a reduction in R&D as kind of the VSP revenues - sorry, expenses dissipate or will you have, you know, increases in others, and obviously, the CoSine should go away? But let me get a sense for that $7.7 guidance, just kind of a run rate or whether you expect to see that kind of move meaningfully in any direction going forward?

Randall Gausman:	As we just indicated, yeah, the $7.7 is - we expect it to be a steady run rate number for at least the next couple of quarters.

Tim Savageaux:	Yeah.

Randall Gausman:	As our expectation is, we said earlier, that we expect to be, cash flow positive in the second half of next year and our expectation is that our revenue, will ramp. And part of the result of that is, we’ll see some indication of - some increase in OPEX over the longer term as we scale up the organization to match the growth in revenue. But our expectation is not that we’ll scale up the organization in the same percentage as - the revenue ramps up.

Salvatore D’Auria:	Yeah, absolutely not. And I think that the other thing to keep in mind, you may have noted that I talked about how the Astria VSP, the first application which is a great application and, you know, just a terrific product, the edge modulation application is the first application that we’re bringing and we brought out on that platform, and was the focus of the first for sale.

The other - there are a number of other applications in video processing, things that we are developing, you know at the moment and, you know, for the foreseeable future that we think are very exciting relative to that very strong product platform.

So you should expect to see over the next couple of quarters, us making that investment because we think it will be quite worthwhile and we’ve got quite a unique platform here. So that’s kind of the way you should look at that, you know, as modulation and some additional, you know, new product activities in other video processing areas.

Randall Gausman:	But Tim, I just want to make one additional comment with regard to the integration of the Copper Mountain team into the company. The integration is fully behind us so you wouldn’t - shouldn’t - should not see any additional, one-time charges at all related to the integration of Copper Mountain. So we’re now at a steady state with our whole organization including Copper Mountain.

Tim Savageaux:	Okay. Thanks. And maybe just one or two more, now I wonder if you might be able to discuss or comment on kind of the current thinking about video network architecture at various of your, you know, larger target carriers in the U.S. and perhaps around the world and whether, from an architecture standpoint, that has been kind of a fixed target for you with regard to, you know, if you look at say SBC’s initial deployment plans and what have you, master headends and distribution offices, or whether that might be even a moving target going forward with the telcos are actively evaluating any changes in their architecture that, you know, may have any impact positively or negatively on you or your opportunities?

Salvatore D’Auria:	That’s a good question and we say a few things on that, three things actually. The first thing is that, you know, we have evolved our product line to very much be aware of the various architectures that people have today and the likely architectures that they will have tomorrow.

Think about our product line with our, you know, Astria CP line, you know, is a great way and again, you know, lots of activity in this area for what I would say classic switched digital video networks, you know, for the telco space which, you know, a number of those top-tier carriers are pursuing.

Secondly, the Astria VSP addresses those fiber to the home, RF overlay, fiber to the home opportunities and again, we - so we have a great product to address those.

Thirdly, we are strong believers that the evolution over time will make the, I would call it, the cable network and even some of the fiber to the home architectures evolve to something that looks more and more like switched digital video or switched broadcast or something like that might call it.

We believe that with our current product line, we can address the - all three of those - I mean the two that are going on now and, you know, with the top-tier carriers and the next-step evolution to those, we believe that the same platforms, you know, can be applied, can be easily upgraded to - because of their intelligence, do all of those things over time.

That’s why we believe that we have opportunities not only with the telco - the classic telco space, not only with the telcos providing, you know, fiber to the home activities, but also the, what I would call, an evolving cable network which I believe is something that we will see over the next couple of years. And I expect over the next year, you’ll hear more talk about that.

Tim Savageaux:	Okay. But in terms of the current telco opportunities and as those evaluation processes move along, the - you know, the types of requirements that you’re seeing that remained relatively stable or, you know, within that process, just say - for, you know, I understand that, you know, generationally, over time, there will be changes in the architecture but at least for the initial build, has that, you know, remained a kind of stationary target with regard to what these guys…?

Salvatore D’Auria:	Yeah. I think it’s fair to say it’s a - you know, that they’re all sticking to their focus on that and, you know, we’ve got the products to deal with both of those there. One thing I will say is that, you know, that many of them are learning that video is more complicated than they had thought early on. We know that.

We’ve done, you know, again, I mentioned today over 130 now, you know, service providers around the world. And we’ve seen what really happens in the real video network. So we think that experience is helping us in many ways, not just with the small carriers but with the large carriers.

So we, you know, we think again, we think that they’re relatively stable in their requirements but we’re ready for the next step which is an important thing to understand about our strategy.

Tim Savageaux:	Okay. Great. And finally, I wonder if you might be able to take a moment and step back from a sort of competitive standpoint and discuss maybe any recent developments or changes in that landscape?

I mean you’ve had a, you know, obviously, a set of competitors, you know, Harmonics and Tandbergs and Optibases that have been more kind of directly focused in your area and then sort of the big system integrator-type players. Scientific Atlanta appears to be adopting a more aggressive approach with regard to encoding and pricing and things like that. So I wondered if you could note any, you know, sort of shifts in the competitive landscape over the last quarter or so?

Salvatore D’Auria:	Yeah. I think that a number of things; first I’d say that, you know, the larger guys like SA have very much focused on the top-tier carriers and, you know, no surprise, we don’t see them in the IOC space and even in some of the PTT space, I think that they’re very focused on - as a group, very focused on the top-tier carriers.

The interesting thing that we’ve seen is that, you know, we have a very strong MPEG-4 AVC product. And, in fact, in some cases, we’re seeing less of the competitors - the smaller competitors out there and when we do see them, particularly when a side-by-side shootout takes place, our product really stands out as an exceptional product.

Again, you know, it’s - we believe it’s the best quality for the lowest bit rate and again that CBR technology that we have is second to none.

So just to close on that, I mean you just look at the record. Again, you know, we don’t have terrific visibility into some of the activities over in Europe but in the U.S. and in Asia, you know, in particular we are very confident about the number of places that we’ve been able to win.

And in fact in the U.S., you know, we don’t think we’ve lost any of the IOCs that have moved forward with AVC.

Tim Savageaux:	Okay, well thank you and congratulations on the top line performance this quarter and on completing a very busy first half.

Salvatore D’Auria:	Well thanks Tim.

Operator:	Once again ladies and gentlemen in order to ask a question please press star 1 on your telephone keypad.

Your next question comes from the line of Sanjay Puri with Walker Smith Capital.

Sanjay Puri:	Hi guys, good morning, nice job.

Randall Gausman:	Hi Sanjay.

Salvatore D’Auria:	Hi Sanjay.

Sanjay Puri:	Sal or Randy or both maybe you could just chat a little bit about the MPEG-4 wins that you announced, kind of where are we in that cycle and what do you see as you kind of look to the back half of the year if you look at your backlog.

And then, you know, I was kind of hearing that maybe there’s some opportunities for some other Huawei-like relationships and if you could kind of talk about that or how that Huawei relationship is progressing and how you plan to kind of build out that kind of channel.

Thanks.

Salvatore D’Auria:	Those are good questions Sanjay.

Again we, you know, last quarter we talked about the number of MPEG-4 demos we were making, you know, around the world.

And in fact we were, you know, happily surprised to see that we ended the quarter with nine MPEG-4 customers which is, you know in the early days of MPEG-4 is really quite a great start and maybe a head start with others.

Relative to Huawei as I mentioned on the call, you know, they are turning out to be a terrific partner for us. They are taking us into places around the world not just in Asia that we would have a very difficult time, you know, resourcing and getting into.

You know, we saw just recently in fact our VP Sales is over in Asia this week. We just discovered that there are nine formal large RFPs, I mean these are PTT, you know, level RFPs, nine of them are in, well actually nine were in process. Now only eight is in process because we received the first order last week for one of the systems in a win that Huawei had in Eastern Europe.

Again, you know, we would have a difficult time in resourcing that kind of distribution footprint without the good help of someone like Huawei.

And again they very quickly, you know, embraced this and are very aggressive out there with IPTV. In fact we have learned that within Huawei there has been significant resourcing to a specialized group promoting their access gear with a key focus on Telco or IPTV.

Lastly you asked about other partners. We really like partners. We see, you know, we know what they can do for us. We know how much they can leverage our resources.

And as you might have imagined we are actively pursuing various partner relationships including relationships that could help us with large Tier carriers even in the U.S.

Sanjay Puri:	Great. Good job. Thank you.

Salvatore D’Auria:	Thanks Sanjay.

Operator:	You have a follow-up question from the line of Anton Wahlman with Needham, Incorporated.

Anton Wahlman:	I had just a quick one here. You might have gone over this.

But if you can just clarify, in terms of your gross margins for next quarter could - it appears like, you know, net of all of these one time in fact here in the June quarter they’re actually going down.

You know, basically why aren’t the gross margins going up as we go into December, sorry into September?

Salvatore D’Auria:	You know, maybe we’re being a bit conservative on that front.

You know, we again back to competitive environment. So we know that, you know, we have done a great job of, you know, keeping out the competition, and you know, we’re just - the real world sometimes you find that people, you know, will get more aggressive to enter a market.

And we’re just being a bit cautious there. I think, you know, we’re right in the range. We’ve said 40%, you know, and it’s certainly possible that it could be higher than that. We, you know, we’re just being cautious in our view of the competitive landscape.

Anton Wahlman:	Okay, the other thing for you Randy on the fact that the interest again. Sort of looking here you’ve had seemingly interest expenses that have been in that close to $50,000 a quarter range in the past.

So basically there’s just no change here that results in any payment relating to the instruments issued under the PIPE or anything like that. This is just - that has no impact meaningfully on the interest line.

Randall Gausman:	Yeah, I mean we’re, you know, we’ll have with the financing that we just received, we’ll have, you know, additional interest income which will offset our interest expense which primarily is expense related to the Note we have to Tektronix.

And as you know that Note runs until November of 2007.

Anton Wahlman:	And the amount of that Note is?

Randall Gausman:	Well the principal amount of the Note is $3.3 million.

Anton Wahlman:	And you keep on paying interest every…

Randall Gausman:	Yeah, so we keep paying interest every quarter and then that’s partially offset by the interest income we’ll gain from the cash that we have invested.

Salvatore D’Auria:	And we’ve taken a conservative view on the interest income that we get from the - our cash position.

Anton Wahlman:	Sure, it’s pretty nominal anyway. But also could you comment a little bit on the Set Top Box availability. I mean obviously it’s been an ongoing source of delay for the whole market.

Where does it stand now in terms of quality status from, you know, obviously the Box guys are blaming the Chip guys, and it goes around and around?

But where do you see the bottlenecks are and how has it changed over the last two or three months and where do you think the next three months holds in terms of Set Top availability for H.264 decoding?

Salvatore D’Auria:	Yes, so I think that, you know, if you look at a quick snapshot of the, what I would call, you know, relatively complex ecosystems surrounding Set Top Boxes it’s really, you know, three things there.

Like there’s the Chip Set issues, there are the Box issues. And the related middleware integration issues across those things. And those three things need, you know, need to come together for, you know, successful deployment.

You know the good news is that every day we see things, you know, progressing and getting better to the point that we, you know, we feel that, you know, can support our current, you know, level of business and business we talked about relative to Q-3 and Q-4.

You know, the bad news is that we’d all like to see it that much sooner. And the race to not only have basic level Sets on Boxes but also to have the Set Top Boxes that support HD and PVR functionality and all of those things is, you know, something that is ongoing.

We still - we believe that, you know, by the end of this year that those things will become very close to steady state. And that these things will be resolved and just be, you know, freely available at very reasonable, you know, prices.

Again between now and then we believe that we can, you know, support our business with the progress that people have made. And, you know, there are, you know, as you know all the names, there’s about a half of dozen suspects here that are all working very hard as we speak to, you know, get these things, you know, done that much more quickly.

And, you know, that’s kind of the ecosystem that we’re dealing with.

Anton Wahlman:	Randy two personnel oriented questions.

What’s the staff count now and where do you expect it to end the current September quarter?

And secondly are there any sort of top six or seven positions in the company that you are seeking to fill or otherwise create as sort of to round out the management team?

Randall Gausman:	Well our headcount right now stands about 162 people.

And with regard to the Senior Management Team, we’re I think set there. We’ve got the folks we need identified and in the organization.

Sal, do you want to make some further comments on that?

Salvatore D’Auria:	Yeah, I do. I think that, you know, we brought some very strong people on relative to the Copper Mountain acquisition.

And we’re integrating, you know, well we’ve integrated that into the organization.

And I think that we have again a terrific team. One thing I didn’t mention that happened in the quarter, early in the quarter was we did hire a senior, you know, sales professional over in Europe to run our increasing business in Europe.

Randall Gausman:	And the Middle East.

Salvatore D’Auria:	Yeah, and the Middle East.

And some of you who were at the trade show may have met Jerome LeBlanc who used to run the sales for one of our competitors, Optibase in Europe.

We’re very excited. He’s hit the ground running. And we’re very excited about the opportunities that are coming, you know, in Europe some with the help of Huawei and some that has come to us directly.

So we’re very happy about that because it kind of rounds out our sales distribution strategy around the world where we’ve been very strong in the U.S. Asia has really been an excellent pick up for us.

And just watch on Europe because it’s the next one on the list. And we’re already seeing some good wins there and see some other things in the wings.

Anton Wahlman:	Alright, thank you Sal and Randy. It’s 9:00 AM in New York so the day’s almost over here.

Randall Gausman:	Alright.

Salvatore D’Auria:	Well the sun is now coming up on the West Coast. So we can actually see the - see some sunlight out there.

Operator:	Your next question comes from the line of William Morrison with Ryan Beck and Company.

William Morrison:	Hi guys.

Salvatore D’Auria:	Hi Bill.

Randall Gausman:	Hi Bill.

William Morrison:	You know, just one major question, you know, that seems to be on the minds at least in the press.

Do you see any slowdown in deployment plans on behalf of large domestic carriers in terms of, you know, integration problems, Microsoft, (TV), or any other, you know, indecision between VC-1 and H.264

That’s all.

Salvatore D’Auria:	Yeah, well that’s a good question Bill. I can’t tell you how many - it’s really interesting. I read a lot of articles a lot of speculation in the press about a slowdown.

And I look at the - I look at our sales funnel. I look at the activities that are going on. And, you know, I don’t see any macro, you know, slowdown at all. In fact I see, you know, more and more activities on a global basis. I mean you would be surprised at the places around the world that are embracing IPTV.

The second thing I’d say is that I think people forget that the - getting into the video business is a big initiative but it takes a lot of different parts. And, you know, I think I’ve used the analogy with some of you that it’s sort of like building a house. And if someone says one day that maybe one of the appliances is behind schedule, you know, you don’t slow down putting the furnace in.

And I think that the, you know, I just look at the activities and I don’t think that any of the major carriers are telling, you know, certain suppliers to slow down. I just don’t think that’s happening.

And again if I just look at the number of places around the world where, you know, IPTV lights are going on it’s a real trend, a real movement that is not going to go back.

William Morrison:	Great, thanks a lot.

Salvatore D’Auria:	Thanks Bill.

Operator:	At this time there are no further questions.

Mr. D’Auria do you have any closing remarks?

Salvatore D’Auria:	Let’s just make sure there are no final ones, giving everyone one last chance for questions.

Operator:	Yes sir, once again in order to ask a question please press star 1 on your telephone keypad.

There are no questions.

Salvatore D’Auria:	Well great. Well thank you all very much. We’re very excited about the quarter. We’re very excited about the next quarter and what we see in the future.

And I hope people can really appreciate the very interesting strategy that we have put together and that we’re very successfully executing on.

So thanks again for your attention. And we’ll keep you informed.

Operator:	Ladies and gentlemen this concludes today’s conference call. You may now disconnect.